UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2021

BrightSphere Investment Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36683	47-1121020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
(617) 369-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BSIG	New York Stock Exchange
4.800% Notes due 2026	BSIG 26	New York Stock Exchange
5.125% Notes due 2031	BSA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01    Entry into a Material Definitive Agreement.

On March 30, 2021, BrightSphere Investment Group Inc. (“BrightSphere”), through its subsidiary BrightSphere (Landmark) LLC, a Delaware limited liability company (the “BrightSphere Seller”), entered into an Equity Purchase Agreement (the “Landmark Purchase Agreement”) with Landmark Investment Holdings LP, a Delaware limited partnership (the “Landmark Seller”), Landmark Partners, LLC, a Delaware limited liability company (the “Company”) and subsidiary of the BrightSphere Seller and the Landmark Seller, which hold sixty percent (60%) and forty percent (40%) of the interests in the Company, respectively, and Ares Holdings L.P., a Delaware limited partnership (the “Buyer”), pursuant to which the Buyer will purchase (i) the BrightSphere Seller’s sixty percent (60%) interest in the Company in exchange for $690 million of cash consideration and (ii) the Landmark Seller’s forty percent (40%) interest in the Company in exchange for $390 million comprised of a combination of cash and equity interests of Buyer, representing a total enterprise value of $1,080,000,000. Pursuant to the Landmark Purchase Agreement, the Buyer will purchase the Company on a cash-free, debt-free basis. The transaction is subject to certain customary closing and post-closing adjustments to purchase price, including for cash, debt, working capital, transaction expenses, and changes to the revenue run-rate for clients of the Company prior to closing. The Landmark Purchase Agreement contains customary representations, warranties and covenants of the BrightSphere Seller, the Landmark Seller, and the Company, including, among others, covenants to conduct the business of the Company in the ordinary course during the period between the execution of the Landmark Purchase Agreement and the closing of the transaction. The Landmark Purchase Agreement does not contain any indemnification provisions and the Buyer has obtained, at its own expense, a representations and warranty insurance policy. The closing of the transaction is subject to various closing conditions, including, among others, (i) the receipt of approval, or the expiration or termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) clearance from the Securities and Futures Commission of Hong Kong, (iii) the absence of any preliminary or permanent injunction or other order preventing the closing of the transaction, (iv) the absence of a material adverse effect between the signing date and the closing, (v) the accuracy of the fundamental representations and warranties in all but de minimis respects and the accuracy of the general representations and warranties except as would not result in a material adverse effect, (vi) the revenue run-rate for all investment advisory clients of the Company at closing being equal to or greater than 80% of the revenue run-rate for such clients as of January 1, 2021, and (vii) no event occurring that would cause or give rise to a “key person event” or other similarly defined event under the constituent documents of a specified group of Company funds. The Landmark Purchase Agreement contains customary termination provisions, and may be terminated by the parties if the closing does not occur on or before September 30, 2021.

The Buyer has also agreed to acquire the BrightSphere Seller’s carried interest and co-investments in the Company’s funds on the date of closing of the Landmark Purchase Agreement for approximately $34 million, subject to adjustment for certain related cashflow.

ITEM 7.01                                       Regulation FD Disclosure

On March 31, 2021, BrightSphere issued a press release regarding the divestiture of Landmark. A copy of the press release is attached as Exhibit 99.1 hereto.

ITEM 9.01                                       Financial Statements and Exhibits.

(d) Exhibits.

The information in Item 7.01 to this Form 8-K and the information filed as Exhibit 99.1 to this Form 8-K is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. Such information shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, except as may be expressly set forth in a specific filing.

Exhibit No.	Description

99.1	Press Release of the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this form to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	March 31, 2021	BRIGHTSPHERE INVESTMENT GROUP INC.

		By:	/s/ Richard J. Hart
		Name:	Richard J. Hart
		Title:	Chief Legal Officer and Secretary